CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-224468 and 333-224470 on Form S-8 of our report dated March 14, 2019, relating to the financial statements of Goosehead Insurance, Inc. appearing in this Annual Report on Form 10-K of Goosehead Insurance, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Dallas, Texas
March 14, 2019